Exhibit 99.1

CurAegis™ Technologies, a Torvec Inc. Company Announces: Z-Coach® 2.0 Aviation Product Launch, CURA division Beta Programs, CURA Director of Technology Keynote Presentation at SomnoSafe 2016, and Aegis Pump Ready for Third Party Testing at MSOE

ROCHESTER, NY, February 11, 2016 (NEWSWIRE)- Richard A. Kaplan, Chief Executive Officer of CurAegis Technologies, a Torvec, Inc. Company (OTCQB-TOVC) is pleased to make the following announcements.

Release of Z-Coach Aviation 2.0

Z-Coach is a robust, interactive fatigue management system developed by leading scientists. Z-Coach provides science based skills, knowledge, tools and practical strategies to enhance sleep, health, alertness, performance and safety. It is designed to interface with the information from our myCadian watch to provide individualized advice and strategies. Mr. Kaplan states, “Our goal was to create a learning tool that would improve an individual’s quality of life as well as productivity in their workplace. We believe we are going to save lives and help a lot of people.”

Designed specifically for aviation professionals, from flight and ground crews, to scheduling, dispatch, administration and management, Z-Coach Aviation 2.0 brings a host of new and exciting features to the industry. Z-Coach Aviation 2.0 is accessible via computer, tablet or a mobile device in stunning high definition that engages the learner and improves the experience. Each participant will have unlimited access to Z-Coach during the contract period.

CurAegis Technologies has already signed contracts with clients and is currently taking orders for Z-Coach Aviation 2.0. For more information visit www.z-coach.com.

In 2016, CurAegis Technologies intends to release five additional industry-specific versions of Z-Coach in conjunction with the launch of the CURA™ system and the myCadian™ watch. This is the first real-time system and wearable device designed to monitor a degradation of alertness, alleviate fatigue and sleep problems, and mitigate a user’s risk in productivity and safety in their job performance.

CURA Division Beta Program

We are making preparations to launch our “Beta Programs” with selected businesses and organizations that will evaluate our myCadian watch and CURA software in real-world applications. These entities cover a variety of work environments including: Aviation, Trucking, Healthcare, Municipalities, Government Agencies and General Corporate. In addition to these “Beta Program” organizations, we are actively pursuing other customer opportunities. Our discussions to date for potential customer applications have been met with significant interest. The myCadian watch and CURA software system are on schedule for development and product launch. We are now beginning to build our sales, marketing and operations teams and intend to make further announcements soon regarding new hires.

CURA Division Director of Technology, Matthew Kenyon will present a Keynote Address at SomnoSafe 2016:

Matthew Kenyon, CURA Division Director of Technology, has been chosen to present a Keynote Presentation entitled “Wearables at Work: a User Risk Assessment and Remediation System” at SomnoSafe 2016 International Symposium.

SomnoSafe is an important annual International Symposium on Somnolence, Vigilance and Safety. This year it will be held in Brussels, Belgium on February 22-23, 2016. In addition to SomnoSafe’s Scientific Committee, which consists of 34 members from 12 countries and 4 continents, attendees will include doctors, scientists and industry experts from transportation, health care, government and many other private sectors from around the world.

Mr. Kenyon’s presentation will include an overview of the unique myCadian™ watch and the accompanying CURA™ software that combines existing technologies with new, proprietary signal processing and pattern recognition metrics, algorithms and techniques to produce real-time personalized alertness management. Mr. Kenyon will explain how this information is paired with responsive learning to empower the workforce to change behavior, improve sleep and performance, recognize and mitigate fatigue. This in turn will create greater productivity, less absenteeism, fewer mistakes and accidents and improvement in an individual’s quality of life.

For more information visit www.somnosafe.com

Aegis Pump Ready for Third Party Testing at MSOE

We are excited to announce that our new and revolutionary Aegis hydraulic pump has reached our performance goals and is being scheduled for third party testing at the Milwaukee School of Engineering (MSOE).

Retired Professor Thomas Labus, Hydraulic Technology Consultant and Torvec Board Member states, “The Aegis hydraulic pump has achieved 5000 psi operation and internal test results support increased efficiency compared to competitive products. The MSOE testing will provide independent validation of our internal test results and can be used in marketing and sales efforts. The pump design reflects a significant reduction in the number and complexity of parts which should reduce manufacturing and assembly costs. These remarkable achievements are the result of sustained efforts by the Aegis design team. The Aegis team has also developed design and analysis tools that allow pump design for specific applications to be achieved quickly.   This should provide the Aegis division the capability to meet market and application time frames.”

Our goal has been to create a pump that is smaller, lighter and more efficient than the existing competition. If results at MSOE attain or exceed our results then we should be ready to start marketing to customers.

It is important to note, regarding both CURA and Aegis products, that the cycle time from the initiation of the sales process to revenue realization can be highly variable especially for a start-up entity.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Torvec’s businesses. More detailed information about these factors may be found in filings by Torvec with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Torvec is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT TORVEC, INC.

Torvec, Inc. (OTCQB: TOVC) was incorporated as a New York business corporation on September 25, 1996. The Company develops and markets advanced technologies in the areas of power, safety and wellness.  The Company is focusing its commercialization strategies on the following technologies: (i) the CURA system which includes a wearable device, the myCadian™ watch which measures degradation of alertness and sleep attributes and the Z Coach education and training tool and (ii) the Aegis hydraulic pump. The MyCadian™ watch consists of hardware and software that measures multiple metrics in order to establish that a person's ability to perform a task or job appears to be degrading. The Aegis hydraulic pump is an innovative hydraulic design, whose goal is to deliver better efficiencies in a package that is smaller and lighter than existing technologies.  The company is currently doing business as CurAegis Technologies, a Torvec company. The Company has not had any significant revenue-producing operations.

CONTACT:

Richard A. Kaplan

Chief Executive Officer

585-254-1100